Exhibit 10.6

FIFTH AMENDMENT
TO
FINANCING AGREEMENT

Dated as of January 15, 2004

among

ENCORE WIRE LIMITED,
as Borrower

BANK OF AMERICA, N.A.,
as Agent,

BANK ONE, NA,
GUARANTY BANK
WELLS FARGO BANK, N.A.,
as Co-Syndication Agents

and

The Other Lenders Party Thereto

BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Book Manager

FIFTH AMENDMENT TO FINANCING AGREEMENT

     THIS FIFTH AMENDMENT TO FINANCING AGREEMENT (the “Fifth Amendment”) dated as of January 15, 2004, is by and among ENCORE WIRE LIMITED, a Texas limited partnership (“Borrower”), BANK OF AMERICA, N.A. (“Bank of America”), BANK ONE, NA (“Bank One”), GUARANTY BANK (“Guaranty Bank”), WELLS FARGO BANK, N.A. (“Wells Fargo”), COMERICA BANK, (“Comerica Bank”), and HIBERNIA NATIONAL BANK (“Hibernia”) (Bank One, Guaranty Bank, Wells Fargo and Hibernia are herein sometimes collectively referred to as the “New Lenders”), in their individual capacities as “Lenders” (as such term is defined herein), Bank One, Guaranty Bank and Wells Fargo in their capacities as “Co-Syndication Agents” (as such term is defined herein), and Bank of America, N.A., as agent for itself and other Lenders (in such capacity, together with its successors in such capacity, the “Agent”).

WITNESSETH:

     WHEREAS, the Borrower, the Agent and certain of the Lenders are parties to the Financing Agreement, dated as of August 31, 1999, as amended by that certain First Amendment to Financing Agreement, dated as of June 28, 2000, that certain Second Amendment to Financing Statement, dated as of June 28, 2002, that certain Third Amendment to Financing Statement, dated as of March 31, 2003, and that certain Fourth Amendment to Financing Agreement, dated as of November 5, 2003 (said Financing Agreement, as amended, the “Financing Agreement”), pursuant to which certain of the Lenders agreed to make certain loans available to the Borrower upon the terms and conditions contained in the Financing Agreement;

     WHEREAS, the parties to the Financing Agreement desire to (a) add the New Lenders as Lenders under the Financing Agreement and (b) amend the Financing Agreement to make certain changes to the terms therein upon the terms and conditions set forth below;

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders, the Co-Syndication Agents and the Agent agree as follows:

Terms. All capitalized terms defined in the Financing Agreement and not otherwise defined herein shall have the same definitions when used herein as set forth in the Financing Agreement as amended.
Amendment of Paragraph 1.20. Paragraph 1.20 in ARTICLE I of the Financing
Agreement is amended and restated in its entirety as follows:

               “Comerica Bank” means Comerica Bank, successor by merger with Comerica Bank — Texas, in its individual capacity as a Lender.

Amendment of Paragraph 1.21. Paragraph 1.21 in ARTICLE I of the Financing
Agreement is amended and restated in its entirety as follows:

               1.21 “Contract Term” means the period beginning on the effective date specified in the preamble of this Agreement and continuing through May 31, 2007.

Amendment of Paragraph 1.22. Paragraph 1.22 in ARTICLE I of the Financing
Agreement is amended and restated in its entirety as follows:

               1.22 “Commitment” means, as to any Lender, the obligation of such Lender to make or continue Loans and incur or participate in Letter of Credit Liabilities hereunder in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Lender on the signature pages of the Fifth Amendment under the heading “Commitment” or, if such Lender is a party to an Assignment and Acceptance, the amount of the “Commitment” set forth in the most recent Assignment and Acceptance of such Lender, as the same may be reduced or terminated pursuant to paragraph 2.9 or 9.2, and “Commitments” means such obligations of all Lenders. As of the Fifth Amendment Closing Date, the aggregate principal amount of the Commitments is $125,000,000.

Amendment of Paragraph 1.29. Paragraph 1.29 in ARTICLE I of the Financing
Agreement is amended and restated in its entirety as follows:

               1.29 “Eligible Assignee” means (a) any Affiliate of a Lender, (b) a Lender, (c) an Approved Fund or (d) any commercial bank, savings and loan association, savings bank, finance company, insurance company, pension fund, mutual fund or other financial institution having combined capital and surplus of at least $100,000,000 (whether a corporation, partnership or other entity) acceptable to Agent; provided however, so long as no Default exists, any such entity described in (d) must also be approved by Borrower, which approval may not be unreasonably withheld.

Amendment of Paragraph 1.30. Paragraph 1.30 in ARTICLE I of the Financing
Agreement is amended by adding the following sentence to the end thereof:

Notwithstanding anything herein to the contrary, in no event shall work-in-progress be included in Eligible Inventory.

Amendment of Paragraph 1.55. Paragraph 1.55 in ARTICLE I of the Financing
Agreement is amended and restated in its entirety as follows:

               1.55 “Lender” and “Lenders” means each of Bank of America, Bank One, Guaranty Bank, Wells Fargo, Comerica, and Hibernia, in their individual capacities as lenders hereunder, and each other lending institution which may from time to time become a party hereto or any successor or assignee of any thereof.

Amendment of Paragraph 1.68. Paragraph 1.68 in ARTICLE I of the Financing
Agreement is amended and restated in its entirety as follows:

               1.68 “Maximum Rate” means the greater of (i) the “weekly ceiling” as defined in Section 303.003 of the Texas Finance Code, as amended, or (ii) the maximum rate of interest permitted from day to day by any other applicable state or federal law.

Amendment of Paragraph 1.84. Paragraph 1.84 in ARTICLE I of the Financing
Agreement is amended and restated in its entirety as follows:

               1.84 “Required Lenders” means, at any date of determination, Lenders having in aggregate at least 66-2/3% (in Dollar amount) of the aggregate amount of the outstanding Commitments (or, if such Commitments have terminated or expired, the aggregate principal amount of the Loans and the aggregate Letter of Credit Liabilities).

Amendment of Paragraph 1.86. Paragraph 1.86 in ARTICLE I of the Financing
Agreement is amended and restated in its entirety as follows:

               1.86 “Revolving Credit Limit” means the amount of One-Hundred Twenty-Five Million Dollars ($125,000,000) for the period commencing on the Fifth Amendment Closing Date through and until the last day of the Contract Term, as such amount may be decreased pursuant to paragraph 2.9 or increased pursuant to paragraph 2.12.

Amendment of ARTICLE I. ARTICLE I of the Financing Agreement is amended by adding the following defined terms thereto in proper alphabetical order to read as follows:

               1.6A “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

               1.13A “Bank One” means Bank One, NA, in its individual capacity as a Lender.

               1.23A “Co-Syndication Agents” means each of Bank One, Guaranty Bank and Wells Fargo, in their respective capacity as co-syndication agent under this Agreement.

               1.40A “Fifth Amendment” means that certain Fifth Amendment to Financing Agreement, dated as of January 15, 2004, among Borrower, Agent and the lenders named therein.

               1.40B “Fifth Amendment Closing Date” means the date that all of the conditions precedent set forth in Section 46 of the Fifth Amendment.

               1.42A “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

               1.46A “Guaranty Bank” means Guaranty Bank, in its individual capacity as a Lender.

               1.48A “Hibernia” means Hibernia National Bank, in its individual capacity as a Lender.

               1.48B “Increase Closing Date” shall have the meaning specified in paragraph 2.12(b).

               1.89A “Wells Fargo” means Wells Fargo Bank, N.A., in its individual capacity as a Lender.

               1.89B “Unused Portion” means an amount equal to the result of (a) the Commitments minus (b) the sum of (i) the outstanding Loans and (ii) the outstanding Letter of Credit Liabilities.

Paragraph 1.90 in ARTICLE I of the Financing Agreement is renumbered as
“Paragraph 1.70A” and inserted in proper numerical order in ARTICLE I.
Amendment of Paragraph 2.8. Paragraph 2.8 in ARTICLE II of the Financing
Agreement is amended and restated in its entirety as follows:

               2.8 Commitment Fee. Subject in all respects to the provisions of paragraph 11.8, Borrower agrees to pay to Agent, for the account of each Lender (based upon their respective Commitment Percentages) a commitment fee in an amount equal to (i) 0.175% per annum if the Leverage Ratio is equal to or less than 0.50 to 1, (ii) 0.250% if the Leverage Ratio is greater than 0.50 to 1 and less than or equal to 2.75 to 1, (iii) 0.375% if the Leverage Ratio is greater than 2.75 to 1 and less than or equal to 3.00 to 1, or (iv) 0.500% if the Leverage Ratio is greater than 3.00 to 1, of the Unused Portion (calculated on a daily basis for the applicable quarterly period or portion thereof), which shall be payable quarterly in arrears on the first day of each April, July, October and January during the term hereof and on the date of termination of the Facility.

Amendment of Paragraph 2.10(a). Paragraph 2.10(a) in ARTICLE II of the
Financing Agreement is amended and restated as follows:

               (a) The Facility may be utilized by Borrower to support the issuance of Letters of Credit for the account of Borrower, subject to the Availability, up to the maximum aggregate unfunded face amount at any time outstanding of $5,000,000.00. The maximum term of any such Letter of Credit shall be one (1) year, and no Letter of Credit shall be issued with an expiration date which is later than seven (7) days prior to the expiration of the Contract Term. Each Letter of Credit shall be governed and supported by a duly executed application and reimbursement agreement in form and substance satisfactory to the Issuing Bank, and subject in all respects to the provisions of paragraph 11.8, Borrower agrees to pay to Agent, for the account of each Lender (based on their respective Commitment Percentages) a Letter of Credit fee for each Letter of Credit equal to 1% per annum of the maximum amount available to be drawn under such Letter of Credit (calculated on a daily basis for the applicable quarterly period or portion thereof), which shall be payable quarterly in arrears on the first day of each April, July, October and January during the term hereof and on the date of termination of the Facility.

Amendment of Paragraph 2.10(c). Paragraph 2.10(c) in ARTICLE II of the
Financing Agreement is amended by amending and restating the last sentence thereof as follows:

Outstanding Reimbursement Obligations shall bear interest at a rate per annum equal to the lesser of (i) the Prime Based Rate or (ii) the Maximum Rate.

Amendment of ARTICLE II. ARTICLE II of the Financing Agreement is amended by adding a new paragraph 2.12 thereto to read as follows:

               2.12 Increase in Commitments. (a) Provided there exists no Default, upon notice to Agent (which shall promptly notify Lenders), Borrower may from time to time, request an increase in the Commitments by an amount (for all such requests) not exceeding $25,000,000. At the time of sending such notice, Borrower (in consultation with Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to Lender). Each Lender shall notify Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its pro rata share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. Agent shall notify Borrower and each Lender of Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase as a result of all or a portion of Lenders at such time not increasing their respective Commitments in an aggregate amount to the increased amount of Commitments requested by

Borrower, Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Agent and its counsel.

               (b) If the Aggregate Commitments are increased in accordance with this paragraph 2.12, Agent and Borrower shall determine the closing date (the “Increase Closing Date”) and the final allocation of such increase. Agent shall promptly notify Borrower and Lenders of the final allocation of such increase and the Increase Closing Date. As a condition precedent to such increase, Borrower shall deliver to Agent a certificate of Borrower and each Guarantor dated as of the Increase Closing Date (in sufficient copies for each Lender) signed by an officer of Borrower and each Guarantor (i) certifying and attaching the resolutions adopted by Borrower and each Guarantor approving or consenting to such increase, and (ii) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in ARTICLE VI and the other Loan Documents are true and correct on and as of such Increase Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default or Event of Default exists or would result therefrom. On the Increase Closing Date, each Lender shall, to the extent necessary, make a payment to Agent in an amount sufficient, upon the application of such payments by all Lenders to the reduction of outstanding Loans held by Lenders, to cause the principal amount of Loans outstanding made by each Lender to be in the amount of its pro rata share (after giving effect to the increase in the Commitments in accordance with this paragraph 2.12) of all outstanding Loans. Borrower hereby irrevocably authorizes each Lender to fund to Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Loans held by the other Lenders. If, as a result of the repayment of Loans provided for in this paragraph 2.12, any payment of LIBOR Based Loans occurs on a day which is not the last day of the applicable Interest Period, Borrower will pay to Agent for the benefit of any Lender holding a LIBOR Based Loan any Lender’s Consequential Loss incurred by such Lender resulting therefrom in accordance with paragraph 3.1.4 to the extent a LIBOR Based Loan is paid on other than the last day of an Interest Period as a result thereof.

               (c) Upon the Increase Closing Date and the making of the payments described in paragraph 2.12(b), each new Lender and/or increasing Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided participation in all outstanding Letter of Credit Liabilities in accordance with its pro rata share.

               (d) This Section shall supersede any provisions in paragraph 4.2 or paragraph 11.18 to the contrary; provided that no Lender shall be obligated to increase its Commitment.

Amendment of Paragraph 3.1.3 Paragraph 3.1.3 in ARTICLE III of the Financing
Agreement is amended and restated in its entirety as follows:

               3.1.3 Interest Payment Dates. Accrued interest under the Facility shall be payable as follows: (a) accrued interest on Prime Based Loans shall be payable quarterly on the first day of each calendar quarter and on the last day of the Contract Term, and, if applicable, on the day the outstanding Obligations are due and payable pursuant to paragraph 9.2, and (b) accrued interest on any LIBOR Based Loan shall be payable on the last day of the Interest Period applicable thereto and on the last day of the Contract Term and, if applicable, on the day the outstanding Obligations are due and payable pursuant to paragraph 9.2; provided, however, that if any Interest Period for a LIBOR Based Loan exceeds three months, interest shall also be payable on the date that is three months after the beginning of such Interest Period.

Amendment of “Applicable Margin” definition in Paragraph 3.1.6. The definition of “Applicable Margin” contained in paragraph 3.1.6 of ARTICLE III of the
Financing Agreement is amended and restated in its entirety to read as follows:

               “Applicable Margin” means the per annum percentages, applicable in the case of Prime Based Loans and LIBOR Based Loans, respectively, under the specified conditions, as follows:

	APPLICABLE MARGIN		APPLICABLE MARGIN
	FOR PRIME BASED		FOR LIBOR BASED
LEVERAGE RATIO	LOANS		LOANS
Less than or equal to 0.50 to 1.0 Greater than 0.50 to 1.0 and less than or equal to 1.50 to 1.0	0 0	% %	0.875 1.125	% %

Greater than 1.50 to 1.0 and less than or equal to 2.25 to 1.0	0%		1.250%

Greater than 2.25 to 1.0 and less than or equal to 2.75 to 1.0	0%		1.500%

Greater than 2.75 to 1.0 and less than or equal to 3.00 to 1.0	0.25%		1.750%

Greater than 3.00 to 1.0	0.50%		2.250%

               The Applicable Margin shall be measured and determined according to the quarterly consolidated financial statements delivered to Agent under paragraph 7.6. Any adjustment in the Applicable Margin after the Effective Date shall be deemed effective as of the first day following the receipt by the Agent of the financial statements referred to in the immediately preceding sentence.

Amendment of “Interest Period” definition in Paragraph 3.1.6. The definition of “Interest Period” contained in paragraph 3.1.6 of ARTICLE III of the
Financing Agreement is amended and restated in its entirety to read as follows:

               “Interest Period” means in the case of a LIBOR Based Loan, the period commencing on the first effective Eurodollar Business Day of a LIBOR Rate Option and ending one, two, three or six months thereafter (or with respect to the initial LIBOR Based Loan made on the Fifth Amendment Closing Date, twelve days thereafter), as designated by Borrower at the time of electing such LIBOR Rate Option, provided that (i) if any Interest Period would otherwise end on a day which is not a Eurodollar Business Day, then such Interest Period shall be extended to the next succeeding Eurodollar Business Day unless to do so would extend such Interest Period into a subsequent calendar month, in which event such Interest Period shall end on the next preceding Eurodollar Business Day, and (ii) any Interest Period that begins on the last day of a calendar month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, shall end on the last Eurodollar Business Day of the last calendar month of such Interest Period, and provided further, that no Interest Period may end on a day which is after the expiration of the Contract Term.

Amendment of “London Interbank Offered Rate” definition in Paragraph 3.1.6.
The definition of “London Interbank Offered Rate” contained in paragraph 3.1.6 of ARTICLE III of the Financing Agreement is amended and restated in its entirety to read as follows:

               “London Interbank Offered Rate” means for any Interest Period with respect to any LIBOR Based Loan (rounded up to the next 1/100th of 1%):

               (a) the rate per annum equal to the rate determined by Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

               (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

               (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Based Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

Amendment of Prime Based Rate definition in Paragraph 3.1.6. The definition of
“Prime Based Rate” contained in paragraph 3.1.6 of ARTICLE III of the Financing
Agreement is amended and restated in its entirety as follows:

               “Prime Based Rate” means for any date a fluctuating rate per annum equal to the sum of (a) the higher of the (i) the Federal Funds Rate plus 1/2 of 1% and (ii) the Prime Rate in effect for such day and (b) the Applicable Margin.

Amendment of “Prime Rate” definition in Paragraph 3.1.6. The definition of
“Prime Rate” contained in paragraph 3.1.6 of ARTICLE III of the Financing
Agreement is amended and restated in its entirety as follows:

               “Prime Rate” means the rate of interest publicly announced from time to time by Bank of America as its “prime rate”. The Prime Rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Amendment of Paragraph 5.2. Paragraph 5.2 in ARTICLE V of the Financing
Agreement is amended and restated in its entirety as follows:

               5.2 Loans and Letters of Credit Under Facility. As a condition to each Loan and Letter of Credit under the Facility, each of the following requirements must be satisfied in Agent’s discretion: (a) Borrower shall be current with respect to the delivery of Borrowing Base Reports and all items as required under paragraph 5.1, and the Borrowing Base must be confirmed by Agent, (b) the amount of Loans or Letter of Credit requested does not exceed the Availability as of the date of such Loans or Letter of Credit, (c) all representations and warranties contained in Article VI shall be true, correct and complete in all material respects except as supplemented pursuant to paragraph 7.12, and (d) no Default or Event of Default shall have occurred and be continuing, or shall result from such Loans or Letter of Credit, and no other event or condition which is reasonably expected to result in a Material Adverse Effect shall be in existence. Any request for Loans or a Letter of Credit under the Facility at a time when any of the foregoing requirements is not satisfied may be declined by Agent without prior notice.

Amendment of Paragraph 6.19. Paragraph 6.19 in ARTICLE VI of the Financing
Agreement is amended and restated in its entirety as follows:

               6.19 Solvency. (i) the fair saleable value of all assets of Borrower and its Subsidiaries exceeds the amount of all of Borrower’s and its Subsidiaries’ existing debts and liabilities (including contingent liabilities), (ii) the assets of Borrower and its Subsidiaries do not constitute an unreasonably small capital for the operation of Borrower’s and its Subsidiaries’ business as now conducted and as intended to be conducted, taking into account all known or projected capital requirements for such operations, (iii) neither Borrower nor any of its Subsidiaries intend to incur debts beyond their respective ability to pay as they mature, and (iv) Borrower’s and its Subsidiaries’ consolidated cash flow is sufficient to pay all existing debts and liabilities as they become due.

Amendment of Paragraph 7.4. Paragraph 7.4 in ARTICLE VII of the Financing
Agreement is amended and restated in its entirety as follows:

               7.4 Existence. Borrower and each Guarantor shall preserve and maintain its partnership or corporate existence, as appropriate, and shall maintain its good standing and authority to transact business in all jurisdictions where necessary for the proper conduct of its business, and Borrower and each Guarantor shall maintain all of its properties, rights, privileges and franchises necessary or desirable in the normal conduct of its business.

Amendment of Paragraph 7.8. Paragraph 7.8 in ARTICLE VII of the Financing
Agreement is amended by amending the first sentence thereof to read as follows:

          No later than the thirtieth (30th) day after the last day of each calendar quarter, and at such other times as Agent may request, Borrower shall execute and deliver to Agent, in form satisfactory to Agent and Borrower, a Borrowing Base Report setting forth a certification of Eligible Accounts and Eligible Inventory as of the last day of such calendar quarter and such other date as may be specified in such other Borrowing Base Reports Borrower may deliver to Agent, and calculation of the Borrowing Base. Each Borrowing Base Report shall include a reconciliation of the calculation of the Borrowing Base as certified in the most recent Borrowing Base Report delivered to Agent, and be accompanied by such documents and supporting information relating to Eligible Accounts and Eligible Inventory as Agent may request.

Amendment of Paragraph 7.14. Paragraph 7.14 in ARTICLE VII of the Financing
Agreement is amended and restated in its entirety as follows:

               7.14 Payment of Taxes. Borrower and each Guarantor shall promptly pay, or cause to be paid, when due, any and all taxes except such taxes as may be contested in good faith by appropriate proceedings, provided, that adequate reserves shall be maintained as are appropriate according to GAAP. At Agent’s request pending resolution of any such contest and prior to the delinquency of such tax, Borrower and each Guarantor, as the case may be, shall furnish to Agent a cash reserve in the amount of the tax, together with a reasonable additional sum to pay all projected costs, interest and penalties in connection therewith, conditioned that such tax, together with the applicable interest, cost, and penalties, if any, be timely paid to the extent required upon resolution of such contest. Borrower agrees that it shall immediately notify Agent of the initiation of any such contest and advise Agent from time to time of the status thereof. Borrower and each Guarantor shall promptly pay any amounts adjudged to be due pursuant to any such contest, with all costs, penalties, and interest thereon, before such judgment becomes final or any writ or order is issued under which Borrower’s or such Guarantor’s property, or any portion thereof, may become subject to any lien or encumbrance.

Amendment of Paragraph 7.15. Paragraph 7.15 in ARTICLE VII of the Financing
Agreement is amended and restated in its entirety as follows:

               7.15 Compliance with Laws. Borrower and each Guarantor shall comply with all applicable laws, regulations and orders applicable to it or its property, a violation of which would reasonably be expected to result in a Material Adverse Effect. At Agent’s request, Borrower will provide Agent with evidence of Borrower’s or any Guarantor’s compliance with Environmental Requirements.

Amendment of Paragraph 7.21. Paragraph 7.21 in ARTICLE VII of the Financing
Agreement is amended and restated in its entirety as follows:

               (a) Borrower agrees that the following financial covenants must be maintained as set forth herein. Borrower’s compliance shall be measured as of the end of each Fiscal Quarter, unless the context provides otherwise.

1.	Fixed Charge Ratio. Fixed Charge Ratio shall not at any time be less than 3.50 to 1.00.

2.	Leverage Ratio. Leverage Ratio shall not at any time be more than (a) from December 31, 2003, through and including June 30, 2004, 3.50 to 1.0, and (b) thereafter, 3.00 to 1.0.

3.	Capital Expenditures. Capital Expenditures shall not exceed (a) $7,500,000 during fiscal year 2003, (b) $25,000,000 during fiscal year 2004, (c) $20,000,000 during fiscal year 2005 and (d) $15,000,000 during any fiscal year thereafter.

               (b) For purposes of measuring the financial covenants under this paragraph, the following definitions shall apply, each determined on a consolidated basis for Borrower and the Subsidiaries according to GAAP.

1.	“Capital Expenditures” means all expenditures which are classified as capital expenditures according to GAAP.

2.	“Cash Taxes” means, for any period, all federal, state, local and foreign income taxes paid in cash during such period.

3.	“Current Maturities of Long-Term Indebtedness” means, for any period, the scheduled principal payments during such period in respect of indebtedness having a final maturity date of more than one year (excluding indebtedness under the Facility).

4.	“EBITDA” means an amount equal to the sum of the following, determined for the preceding four (4) completed Fiscal Quarters: (i) income before provision for income taxes plus (ii) all interest charges paid or accrued plus (iii) depreciation and amortization.

5.	“Fixed Charge Ratio” means the ratio of the following, determined for the preceding four (4) Fiscal Quarters: (a) the sum of EBITDA less Cash Taxes less Maintenance Capital Expenditures, (b) divided by the sum of Interest Expense plus Current Maturities of Long-Term Indebtedness plus cash dividends paid by the Parent to its shareholders.

6.	“Funded Debt” at any time means an amount equal to the aggregate principal amount outstanding at such time under the Facility.

7.	“Interest Expense” means all interest charges paid or assumed, excluding capitalized interest, if any.

8.	“Leverage Ratio” means the ratio of the following: (a) Funded Debt as of the end of a Fiscal Quarter, (b) divided by EBITDA for the preceding four (4) Fiscal Quarters ending with such Fiscal Quarter.

9.	“Maintenance Capital Expenditures” means, for any period of four (4) Fiscal Quarters, an amount equal to $6,000,000.

Amendment of Paragraph 7.22. Paragraph 7.22 in ARTICLE VII of the Financing
Agreement is amended by amending the first sentence thereof to read as follows:

          Borrower and each Guarantor covenants and agrees that (i) it will not grant, or suffer to exist, any security interest, lien or other encumbrance on any of its assets other than liens with respect to indebtedness permitted by paragraph 7.26(c) and Permitted Encumbrances and (ii) all such assets shall at all times be and remain free and clear of security interests, liens or other encumbrances other than Permitted Encumbrances.

Amendment of Paragraph 7.26. Paragraph 7.26 in ARTICLE VII of the Financing
Agreement is hereby amended and restated in its entirety as follows:

               7.26 Limitation on Indebtedness. Neither Borrower nor any Guarantor will be obligated, directly or indirectly, for borrowed money or otherwise under any promissory note, bond, indenture or similar instrument, other than (a) in favor of Agent and the Lenders hereunder, (b) trade indebtedness incurred in the normal and ordinary course of Borrower’s or such Guarantor’s business and not more than ninety (90) days past due, (c)(i) indebtedness of Borrower or any Guarantor under capitalized leases and (ii) purchase money indebtedness in connection with the purchase of equipment, if the payments required in respect of such capitalized leases and purchase money indebtedness do not exceed $2,100,000.00 in the aggregate during any 12-month period, and (d) loans from Borrower to any of the Parent, EWC LP or EWC GP, the proceeds of which shall be used solely for reasonable operating expenses of Parent, EWC LP or EWC GP incurred in the ordinary course of business, provided, however, that the aggregate principal amount of such loans from Borrower to Parent, EWC LP or EWC GP shall at no time during any fiscal year exceed an amount equal to the difference between $2,000,000 and the dividends permitted and actually paid during such fiscal year under paragraph 7.30(a).

Amendment of Paragraph 7.27. Paragraph 7.27 in ARTICLE VII of the Financing
Agreement is amended and restated in its entirety as follows:

               7.27 Limitation on Contingent Liabilities. Neither Borrower nor any Guarantor will be directly or indirectly liable in connection with the obligations of any Person, whether by guarantee, surety, endorsement (other than endorsement of negotiable instruments for collection in the ordinary course of business), agreement to purchase or repurchase, agreement to make investments, agreement to provide funds or maintain working capital, or any agreement to assure a credit against loss, other than (a) those in favor of Agent and the Lenders hereunder, and (b) indemnities by Borrower or any Guarantor of liabilities of directors and officers pursuant to provisions contained in Borrower’s partnership agreement or any Guarantor’s governance documents or otherwise permitted by applicable law and other contractual indemnities (such as contractual indemnifications in favor of customers) typically entered into in the normal course of business or in the course of the issuance and sale of securities.

Amendment of Paragraph 7.30. Paragraph 7.30 in ARTICLE VII of the Financing
Agreement is hereby amended and restated in its entirety as follows:

               7.30 Dividends, Distributions. Borrower will not declare, pay or issue any dividends or other distributions in respect of its partnership interests, or distribute, reserve, secure or otherwise commit distributions in respect thereof, provided, however, that if no Default or Event of Default exists or will result therefrom Borrower may make distributions to its shareholders (a) in the aggregate amount equal to or less than $2,000,000 per fiscal year, the proceeds of which shall be used solely for reasonable operating expenses of Parent, EWC LP and EWC GP incurred in the ordinary course of business or to repay intercompany loans permitted under paragraph 7.26(d), and (b) in addition to the distributions permitted under clause (a) of this paragraph, in an aggregate amount during any period of four (4) Fiscal Quarters not to exceed 25% of net income of Borrower during such period, it being agreed that such distributions shall be made to either EWC GP or EWC LP who shall then distribute such distributions to Parent, provided, further, that the proceeds of the distributions permitted under clause (b) above shall be used solely for dividends to the shareholders of the Parent and/or for repurchasing shares of Parent to be held as treasury shares.

Amendment of Paragraph 7.33. Paragraph 7.33 in ARTICLE VII of the Financing
Agreement is hereby amended and restated in its entirety as follows:

               7.33 Loans to Employees. Except for usual and customary extensions of credit to customers of Borrower made in the ordinary course of its business, Borrower will not make any loans or advances to or for the benefit of any employee or any officer, director or shareholder of Borrower or its corporate general partner or any other Guarantor other than (i) usual expense allowances for employees in the ordinary course of business, and (ii) loans to employees (who are not executive officers or the equivalent or directors) in excess of an aggregate amount of $200,000 at any one time outstanding.

Amendment of Paragraph 8.1(d). Paragraph 8.1(d) in ARTICLE VIII of the
Financing Agreement is amended and restated in its entirety as follows:

               (d) The filing of any petition or proceeding by or against Borrower or any Guarantor under the United States Bankruptcy Code, as amended from time to time, or any other applicable state or federal law relating to bankruptcy reorganization or other relief for debtors, or the appointment of a conservator, receiver, trustee, or liquidator of all or a substantial part of the assets of Borrower or any Guarantor; provided that if any such petition, proceeding or appointment is filed or made without the consent of Borrower or any Guarantor, an Event of Default shall not occur unless such petition, proceeding or appointment shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days;

Amendment of Paragraph 8.1(h). Paragraph 8.1(h) in ARTICLE VIII of the
Financing Agreement is amended and restated in its entirety as follows:

               (h) (i) Any breach or default in the payment or performance of any material obligation, or any defined event of default, under the terms, provisions or conditions of any contract or instrument pursuant to which Borrower or any Guarantor has incurred any indebtedness or obligation or other liability to any Person, the effect of which is to have caused, or to create an enforceable right to cause, indebtedness in a principal amount in excess of $100,000.00 to be declared to be due and payable prior to stated maturity; or (ii) any other event occurs with respect to indebtedness of Borrower or any Guarantor in a principal amount in excess of $100,000.00, the effect of which is to cause, or create an enforceable right to cause, such indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed or an offer to repurchase, prepay, defease or redeem to be made, prior to its stated maturity.

Amendment of Paragraph 8.1(i). Paragraph 8.1(i) in ARTICLE VIII of the
Financing Agreement is amended and restated in its entirety as follows:

               (i) Borrower fails to have discharged within a period of thirty (30) days after the signing or entry of any judgment against Borrower or any Guarantor in an amount equal to or exceeding $500,000.00;

Amendment of Paragraph 8.1(j). Paragraph 8.1(j) in ARTICLE VIII of the Financing Agreement is
amended and restated in its entirety as follows:

               (j) The dissolution or liquidation of Borrower or any Guarantor, or the taking of any action by the board of directors, shareholders or any partner of Borrower or any Guarantor to dissolve or liquidate;

Amendment of Paragraph 9.2. Paragraph 9.2 in ARTICLE IX of the Financing
Agreement is amended and restated in its entirety as follows:

               9.2 Remedies. Should an Event of Default occur at any time, Agent may at its option, and shall if directed by all the Required Lenders, terminate the Commitments upon written notice to Borrower and/or declare the entire outstanding principal amount and unpaid accrued interest of any part of the Obligations to be immediately due and payable and, in addition, may exercise and avail itself of any and all other remedies as may be available under the Loan Documents or as otherwise may be available according to law; provided, however, upon the occurrence of an Event of Default under paragraph 8.1(d), the Commitments shall automatically terminate and the entire outstanding principal amount and unpaid accrued interest of any part of the Obligations shall automatically become due and payable, without further action by Agent or any Lender.

Amendment of Paragraph 10.1. Paragraph 10.1 in ARTICLE X of the Financing
Agreement is amended by adding the following sentence to the end thereof to read as follows:

          Without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with references to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.

Amendment of ARTICLE X. ARTICLE X of the Financing Agreement is amended by adding a new paragraph 10.8 thereto to read as follows:

               10.8 Co-Syndication Agent. None of the Lenders identified herein as a “Co-Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Co-Syndication Agents shall have or be deemed to have any fiduciary relationship with any Lender.

Amendment of Paragraph 11.3. Paragraph 11.3 in ARTICLE XI of the Financing
Agreement is amended and restated in its entirety as follows:

               11.3 Use of Proceeds. No portion of the proceeds of any Loans or Letters of Credit under the Facility shall be used to purchase or carry any “margin stock” as defined under Regulation “U” of the Board of Governors of the Federal Reserve System, or to repay or refinance any debt previously incurred by Borrower for such purpose.

Amendment of Paragraph 11.9(b). Paragraph 11.9(b) in ARTICLE XI of the
Financing Agreement is amended and restated in its entirety as follows:

               (b) Each of the Loan Parties and each of the Lenders agree that any Lender (the “Assigning Lender”) may at any time assign to one or more Eligible Assignees all, or a proportionate part of all, of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitments and Loans) (each an “Assignee”); provided, however, that (i) each such assignment may be of a varying percentage of the Assigning Lender’s rights and obligations under this Agreement and the other Loan Documents and may relate to some but not all of such rights and/or obligations, (ii) except in the case of an assignment of all of a Lender’s rights and obligations under this Agreement and the other Loan Documents, the amount of the Commitment and Loans of the Assigning Lender being assigned pursuant to each assignment (determined s of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, and (iii) the parties to each such assignment shall execute and deliver to Agent for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with the Revolving Note subject to such assignment, and a processing and recordation fee of $2,500 (provided no processing and recordation fee shall be payable for assignments made between Affiliates). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof or such other date as may be approved by Agent, (1) the Assignee thereunder shall be a party hereto as a “Lender” and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and under the Loan Documents, and (2) the Assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party thereto, provided that such Lender’s rights under paragraph 3.1.4, paragraph 11.5 and paragraph 11.11 accrued through the date of assignment shall continue).

Amendment of ARTICLE XI. ARTICLE XI of the Financing Agreement is amended by adding a new Paragraph 11.29 thereto to read as follows:

               11.29 USA Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2003)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Act.

Representations and Warranties True; No Event of Default. By its execution and delivery hereof, Borrower represents and warrants that, as of the date hereof:
the representations and warranties contained in the Financing Agreement and the other Loan Documents are true and correct on and as of the date hereof as made on and as of such date;
no event has occurred and is continuing which constitutes a Default or an Event of Default;
(i) Borrower has full power and authority to execute and deliver this Fifth
Amendment, the Revolving Note payable to the order of each New Lender
(collectively, the “New Notes”) and the replacement Revolving Note payable to the order of each Lender whose Commitment has been amended pursuant to this
Fifth Amendment (collectively, the “Replacement Notes”), (ii) this Fifth
Amendment, the New Notes and the Replacement Notes have been duly executed and delivered by Borrower, and (iii) this Fifth Amendment, the New Notes, and the
Replacement Notes and the Financing Agreement, as amended hereby, constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable debtor

relief laws and by general principals of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and except as rights to indemnity may be limited by federal or state securities laws;
neither the execution, delivery and performance of this Fifth Amendment, the
New Notes, the Replacement Notes, or the Financing Agreement, as amended hereby, nor the consummation of any transactions contemplated herein or therein, will conflict with any law or any articles of incorporation, bylaws or other governing documents of Borrower or any Guarantor, or any indenture, agreement or other instrument to which Borrower or any Guarantor or any of their respective properties are subject;
and
no authorization, approval, consent, or other action by, notice to, or filing with, any governmental authority or other Person not previously obtained is required for (i) the execution, delivery or performance by Borrower of this
Fifth Amendment, the New Notes or the Replacement Notes or (ii) the
acknowledgment by each Guarantor of this Fifth Amendment.
Conditions to Effectiveness. This Fifth Amendment shall be effective (and the
Applicable Margins set forth in Section 18 of this Fifth Amendment will go into effect notwithstanding anything in the last paragraph thereof to the contrary)
upon satisfaction or completion of the following:
Agent shall have received counterparts of this Fifth Amendment executed by all
Lenders; Agent shall have received counterparts of this Fifth Amendment executed by
Borrower and acknowledged by each Guarantor;
Agent shall have received a certified resolution of the Board of Directors of
Borrower authorizing the execution, delivery and performance of this Fifth
Amendment, the New Notes and the Replacement Notes;
Agent shall have received an opinion of Borrower’s counsel, in form and substance satisfactory to Agent, with respect to matters set forth in Section
45(c), (d) and (e) of this Fifth Amendment;
Agent shall have received a duly executed (i) New Note for each New Lender and
(ii) Replacement Note for each Lender whose Commitment is being amended by this
Fifth Amendment;
Agent shall have received an amendment to the Guaranty executed by the Parent, in form and substance satisfactory to the Agent;
Agent shall have received from Borrower in immediately available funds for (i)
each Lender whose original commitment amount as set forth in such Lender’s commitment letter to Agent with respect to this Fifth Amendment was less than
$25,000,000, an amount equal to the product of (A) 0.125% and (B) the amount of each such Lender’s Commitment (after giving effect to this Fifth Amendment), and (ii) for each Lender whose original commitment amount as set forth in such
Lender’s commitment letter to Agent with respect to this Fifth Amendment was equal to or greater than $25,000,000, an amount equal to the product of (A)
0.175% and (B) the amount of each such Lender’s Commitment (after giving effect to this Fifth Amendment); Agent shall have received from Borrower in immediately available funds all other fees and amounts due and payable pursuant to that certain letter, dated
November 25, 2003, among Borrower, Agent and Banc of America Securities LLC;
Agent shall have received from Borrower a Borrowing Base Report setting forth a certification of Eligible Accounts and Eligible Inventory as of December 31,
2003; and Agent shall have received, in form and substance satisfactory to Agent and its counsel, such other documents, certificates and instruments as Agent shall require.
Payments by Lenders. Upon the effectiveness of this Fifth Amendment, each
Lender shall, to the extent necessary, make a payment to Agent in an am ount sufficient, upon the application of such payments by all Lenders to the reduction of outstanding Loans held by Lenders, to cause the principal amount of Loans outstanding made by each Lender to be in the amount of its pro rata share (after giving effect to this Fifth Amendment) of all outstanding Loans.
Borrower hereby irrevocably authorizes each Lender to fund to Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Loans held by other Lenders.
If, as a result of the repayment of Loans provided for in this Section 47, any payment of LIBOR Based Loans occurs on a day which is not the last day of the applicable Interest Period, Borrower will pay to Agent for the benefit of any
Lender holding a LIBOR Based Loan any Lender’s Consequential Loss incurred by such Lender resulting therefrom in accordance with paragraph 3.1.4 to the extent a LIBOR Based Loan is paid on other than the last day of an Interest
Period as a result thereof. Upon the effective date of this Fifth Amendment, each New Lender and each Lender whose Commitment is increased as a result of this Fifth Amendment, shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided participation in all outstanding

Letter of Credit Liabilities in accordance with its pro rata share (after giving effect to this Fifth Amendment).
Addition of New Lenders. The parties hereto agree that the provisions of paragraph 11.9 of the Financing Agreement shall not be applicable to the addition of the New Lenders pursuant to this Fifth Amendment. Each New Lender represents, warrants and acknowledges to Agent as follows:
such New Lender confirms that is has received a copy of the Financing Agreement and all amendments thereto, together with copies of the financial statements and other information referred to in paragraphs 7.5 and 7.6 of the Financing
Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Fifth
Amendment;
such New Lender will, independently and without reliance upon Agent or any
Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreement and the other Loan Documents;
such New Lender confirms that it is an Eligible Assignee;
such New Lender appoints and authorizes Agent to take such action as agent on its behalf and exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto;
such New Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender;
neither Agent nor any Lender has made any representation or warranty or accrued any responsibility with respect to any statements, warranties or representations made in or in connection with this Fifth Amendment or any of the Loan Documents or the execution, legality, validity, enforceability or genuineness, sufficiency or value of this Fifth Amendment or any of the Loan
Documents or any other instrument or document furnished pursuant hereto or thereto; and
neither Agent nor any Lender has made any representation or warranty or assumed any responsibility with respect to the financial condition or results of operations of any Loan Party or the performance or observance by any Loan Party of its obligations under this Fifth Amendment or under the Loan Documents.
Reference to the Financing Agreement.
Upon the effectiveness of this Fifth Amendment, each reference in the Financing
Agreement to “this Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Financing Agreement, as affected and amended hereby.
The Financing Agreement, as amended by the amendments referred to above, and the other Loan Documents shall remain in full force and effect and is hereby ratified and confirmed.
Further Assurances. Borrower shall execute and deliver such further agreements, documents, instruments, and certificates in form and substance satisfactory to Agent, as Agent or any Lender may deem necessary or appropriate in connection with this Fifth Amendment.
No Waiver. Nothing contained in this Fifth Amendment shall be construed as a waiver by Agent or Lenders of any covenants or provisions of the Financing
Agreement, the other Loan Documents, this Fifth Amendment, or of any other contract or instrument between Borrower, Agent and/or Lenders, and the failure of Agent or Lenders at any time or times hereafter to require strict performance by Borrower of any provisions thereof shall not waive, affect or diminish any right of Agent or Lenders to thereafter demand strict compliance therewith. Agent and Lenders hereby reserve all rights granted under the
Financing Agreement, and the other Loan Documents, this Fifth Amendment and an y other contract or instrument between Borrower, Agent and/or Lenders.
Costs, Expenses and Taxes. Borrower agrees to pay on demand all costs and expenses of Agent in connection with the preparation, reproduction, execution and delivery of this Fifth Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of counsel for Agent with respect thereto).
Guarantor’s Acknowledgment. By signing below, each Guarantor (a) acknowledges, consents and agrees to the execution, delivery and performance by Borrower of this Fifth Amendment, (b) acknowledges and agrees that its obligations in respect of its Guaranty (i) are not released, diminished, waived, modified, impaired or affected in any manner by this Fifth Amendment or any of the provisions contemplated herein and (ii) cover the Commitments as increased by this Fifth Amendment, (c) ratifies and confirms its obligations under its
Guaranty, and (d) acknowledges and agrees that it has no claims or offsets against, or defenses or counterclaims to, its Guaranty.
Execution in Counterparts. This Fifth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered

shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. For purposes of this Fifth
Amendment, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to Agent (or its counsel) by facsimile machine, telecopies or electronic mail is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.
Governing Law; Binding Effect. This Fifth Amendment shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such state, provided that each party shall retain all rights arising under federal law, and shall be binding upon the parties hereto and their respective successors and assigns.
Headings. Section headings in this Fifth Amendment are included herein for convenience of reference only and shall not constitute a part of this Fifth
Amendment for any other purpose.
Entire Agreement. THE FINANCING AGREEMENT, AS AMENDED BY THIS FIFTH AMENDMENT,
AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES
AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT
ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS AMONG THE
PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
Waiver of Trial by Jury. THE PARTIES HERETO AGREE THAT NO PARTY HERETO SHALL
REQUEST A TRIAL BY JURY IN THE EVENT OF LITIGATION BETWEEN OR AMONG THEM
CONCERNING THIS FIFTH AMENDMENT OR ANY OTHER LOAN DOCUMENTS OR ANY CLAIMS OR
TRANSACTIONS IN CONNECTION THEREWITH, IN EITHER A STATE OR FEDERAL COURT, THE
RIGHT TO TRIAL BY JURY BEING EXPRESSLY WAIVED BY ALL PARTIES HERETO. AGENT,
EACH LENDER AND BORROWER ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL
KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED
HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

     IN WITNESS WHEREOF, the parties have caused this Fifth Amendment to be executed by their respective duly authorized officers as of the date first written above.

BORROWER:

ENCORE WIRE LIMITED

By: EWC GP Corp., its general partner

By:	/s/ Daniel L. Jones

Daniel L. Jones, President

LENDERS AND AGENT:

BANK OF AMERICA, N.A., as Agent

	By:	/s/ Authorized Signatory

Name:

Title:

BANK OF AMERICA, N.A., as a Lender
Commitment: $38,000,000
	By:	/s/ Steven Mackenzie

Steven Mackenzie
Vice President

BANK ONE, NA, as Co-Syndication Agent and as a Lender
Commitment: $20,500,000

	By:	/s/ Authorized Signatory

Name:

Title:

GUARANTY BANK, as Co-Syndication Agent and as a
Lender

Commitment:$20,500,000

	By:	/s/ Authorized Signatory

Name:

Title:

WELLS FARGO BANK, N.A., as Co-Syndication Agent
and as a Lender

Commitment: $20,500,000

	By:	/s/ Authorized Signatory

Name:

Title:

COMERICA BANK, as a Lender

Commitment:$12,750,000

	By:	/s/ Authorized Signatory

Name:

Title:

HIBERNIA NATIONAL BANK, as a Lender

Commitment:$12,750,000

	By:	/s/ Authorized Signatory

Name:

Title:

ACKNOWLEDGED AND
AGREED:

EWC GP CORP.

By:	/s/ Daniel L. Jones

Daniel L. Jones, President

EWC AVIATION, INC.

By:	/s/ Daniel L. Jones

Daniel L. Jones, President

ENCORE WIRE CORPORATION

By:	/s/ Daniel L. Jones

Daniel L. Jones, President

EWC LP CORP.

By:	/s/ Christopher J. Monigle

Christopher J. Monigle, Vice President